Exhibit 99.B(d)(2)

Schedule B
to the
Investment Advisory Agreement
dated June 14, 1996
as amended October 28, 2005
between
SEI Institutional Investments Trust
and
SEI Investments Management Corporation
(formerly, SEI Financial Management Corporation)

This Schedule B supercedes Schedule A to the Investment Advisory Agreement between SEI Institutional Investments Trust and SEI Financial Management Corporation (now SEI Investments Management Corporation) dated June 14, 1996.

Pursuant to Article 4, the Trust shall pay the Adviser compensation at an annual rate as follows:

Large Cap Fund
Large Cap Diversified Alpha Fund
Large Cap Index Fund
Small Cap Fund
International Equity Fund
Emerging Markets Equity Fund
Emerging Markets Debt Fund
Core Fixed Income Fund
High Yield Bond Fund
International Fixed Income Fund
Large Cap Disciplined Equity Fund
Small/Mid Cap Equity Fund
Long Duration Fund
Extended Duration Fund
Global Equity Fund
World Equity Ex-US Fund

SEI Institutional Investments Trust		SEI Investments Management Corporation

By:	/s/ Tim Barto	By:	/s/ Sophia Rosala

Name:	Tim Barto	Name:	Sophia Rosala

Position:	Vice President and Secretary	Position:	Vice President and Assistant Secretary